Exhibit 99.1

Investor Contacts: Carl J. Crosetto GSC Group 973-437-1007 Michael H. Yip GSC Group 973-593-5424

GSC Investment Corp. Announces First Quarter 2009 Financial Results
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NEW YORK, July 14, 2008 – GSC Investment Corp. (NYSE:GNV), a business development company, today announced results for the first quarter ended May 31, 2008.

First Quarter 2009 Highlights

•	Net investment income of $3.2 million or $0.39 per share

•	Declared regular dividend of $0.39 per share

•	Net asset value of $11.75 per share

•	Completed investing GSC Investment Corp. CLO 2007, Ltd. (“GSCIC CLO”), a $400 million collateralized loan obligation fund managed by the Company

•	No non-performing or delinquent investments during the quarter

•
Repayment of single largest corporate exposure, SILLC Holdings, LLC (“Strategic Industries”) second lien term loan, generated $23 million of deployable cash, reversed $2.6 million unrealized loss and generated $0.2 million realized gain

Operating Results

For the quarter ended May 31, 2008, GSC Investment Corp. reported net earnings of $2.8 million or $0.34 per share.  Net investment income was $3.2 million or $0.39 per share for the quarter. Net asset value was $11.75 per share as of May 31, 2008.

“We are pleased with the steps taken to diversify our investment portfolio during the quarter.  Our investment strategy of pursuing investments senior in the capital structure gives us a layer of protection in the current credit environment.  We expect our dividend to be supported by the net investment income generated by our investment portfolio,” said CEO Thomas V. Inglesby.

Portfolio and Investment Activity

As of May 31, 2008, the value of the Company’s portfolio was $156.4 million.  The Company had 47 investments in 39 portfolio companies with an aver age investment size of $3.3 million and a weighted average maturity of 3.8 years.  The average investment in each portfolio company was $4.0 million.  The overall portfolio composition consisted of 17.8% first lien term loans, 31.1% second lien term loans, 18.3% senior secured notes, 13.9% unsecured notes, 18.6% subordinated notes of GSCIC CLO and 0.3% equity/limited partnership interests.

During the first quarter, no portfolio investment was non-performing or delinquent on any payment obligation or was being accounted for on a non-accrual basis.  During the quarter two investments were added to the Company’s watchlist, bringing the total to four watchlist investments constituting 11% of the Company’s investment portfolio.

During the first quarter, GSC Investment Corp. made 11 investments in an aggregate principal amount of $19.3 million and had $34.5 million in aggregate principal amount of exits and repayments, resulting in $15.2 million in net exits and repayments by aggregate principal amount. The most significant realization during this period was the repayment of the Strategic Industries second lien term loan.  As of the end of the quarter, no corporate debt investment accounts for more than 10% of the Company’s investment portfolio. The proceeds from the exits and repayment are expected to be reinvested in a number of new investments during the second quarter of fiscal year 2009 and in the interim were used to pay down the Company’s revolving credit facility.

“With the repayment of Strategic Industries, we have dramatically reduced our exposure to the automotive industry,” said Mr. Inglesby.  “We expect to reinvest the proceeds in attractive risk-adjusted investment opportunities which will further diversify and enhance our portfolio.”

During the quarter, the Company completed investing GSCIC CLO. As of May 31, 2008, GSCIC CLO had assets of $414.3 million consisting of predominantly senior secured first lien loans. The Company is entitled to management fees of 0.50% of the outstanding principal amount of GSCIC CLO’s assets and owns its entire $30 million subordinated note tranche, which receives all residual cash flows.  No investment in the GSCIC CLO portfolio was in payment default or delinquent.

“We are pleased to have fully invested the CLO.  We were able to purchase assets at prices lower than we had originally modeled and expect the CLO to be accretive to the Company’s earnings. We expect to realize the full income effects from the CLO during the third quarter of our fiscal year,” said Mr. Inglesby.

As of May 31, 2008, the weighted average current yield on the Company’s first lien term loans, second lien term loans, senior secured notes, unsecured notes and the GSCIC CLO subordinated notes were 7.7%, 10.1%, 11.5%, 12.2% and 8.4%, respectively, which results in an aggregate weighted average current yield of 10.0%.

As of May 31, 2008, 33.6%, or $52.5 million, of the Comp any’s interest-bearing portfolio was fixed rate debt with a weighted average current coupon of 11.7% and 47.6%, or $74.4 million, of its interest-bearing portfolio was floating rate debt with a weighted average current spread of LIBOR plus 6.1%.

Liquidity and Capital Resources

As of May 31, 2008, the Company had borrowed an aggregate of $60.7 million under its revolving credit facility and had $39.3 million of undrawn commitments remaining.  The Company’s asset coverage ratio as of the same date was 261%.  The decline in the Company’s leverage from the prior quarter was due primarily to the pay down of the revolving credit facility with the Strategic Industries repayment.  The Company expects to draw on the revolving credit facility during the second quarter of fiscal year 2009 to make additional investments.

Dividend

On May 22, 2008, GSC Investment Corp. declared a first quarter dividend of $0.39 per share payable on June 13, 2008, to common shareholders of record on May 30, 2008.

2009 First Quarter Conference Call/Webcast Information

When: Tuesday, July 15, 2008, 10:00 a.m. Eastern Time (ET)

Call: Interested parties may participate by dialing (877) 440-5788 (U.S. and Canada) or (719) 325-4864 (outside U.S. and Canada).

A replay of the call will be available from 1:00 p.m. ET on Tuesday, July 15, 2008 through midnight Tuesday, July 29, 2008 by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (outside U.S. and Canada), passcode for both replay numbers: 4801565.

Webcast: Interested parties may also access a simultaneous webcast of the call by going to http://ir.gscinvestmentcorp.com/events.cfm. A replay of the webcast will be available from 1:00 p.m. ET on Tuesday, July 15, 2008 through midnight Tuesday, August 5, 2008.

About GSC Investment Corp.

GSC Investment Corp. is a specialty finance company that invests primarily in leveraged loans and mezzanine debt issued by U.S. middle-market companies, high yield bonds and collateralized loan obligations. It has elected to be treated as a business development company under the Investment Company Act of 1940. The Company may also opportunistically invest in distressed debt, debt issued by non-middle market companies, and equity securities issued by middle and non-middle market companies. The Company draws upon the support and investment advice of its external manager, GSC Group, an alternative asset investment manager that focuses on complex, credit-driven strategies.

GSC Investment Corp. is traded on the New York Stock Exchange under the symbol “GNV.”

GSC Investment Corp.’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.gscinvestmentcorp.com.

Forward Looking Statements

Information provided in this press release, including valuation of certain of our investments, may contain statements relating to current expectations, estimates, forecasts and projections about future events that are forward-looking statements.  These forward-looking statements generally relate to GSC Investment Corp.’s plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends.  Actual future results may differ materially from those projected as a result of certain risks and uncertainties.  For a discussion of such risks and uncertainties, see “Note About Forward-Looking Statements” included in the Company’s 10-Q which has been filed with the U.S. Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and GSC Investment Corp. undertakes no obligation to update or revise the forward-looking statements, whether as a result of the new information, future events or otherwise.

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GSC Investment Corp.

Consolidated Balance Sheets

	As of
	May 31, 2008	February 29, 2008
	(unaudited)
ASSETS

Investments at fair value
Non-control/non-affiliate investments (amortized cost of $146,510,329 and $162,888,724, respectively)	$127,162,754	$143,745,269
Control investments (amortized cost of $30,000,000 and $30,000,000, respectively)	29,194,602	29,075,299
Affiliate investments (amortized cost of $0 and $0, respectively)	16,233	16,233
Total investments at fair value (amortized cost of $176,510,329 and $192,888,724, respectively)	156,373,589	172,836,801
Cash and cash equivalents	1,963,407	1,072,641
Cash and cash equivalents, securitization accounts	10,120,045	14,580,973
Outstanding interest rate cap at fair value (cost of $131,000 and $131,000, respectively)	64,735	76,734
Interest receivable	3,710,453	2,355,122
Due from manager	44,567	940,903
Management fee receivable	738,653	215,914
Other assets	89,508	39,349
Receivable from unsettled trades	493,125	-
Deferred credit facility financing costs, net	678,784	723,231

Total assets	$174,276,866	$192,841,668

LIABILITIES

Revolving credit facility	$60,650,000	$78,450,000
Payable for unsettled trades	10,996,930	11,329,150
Dividend payable	3,233,640	3,233,640
Management and incentive fees payable	1,088,606	943,061
Accounts payable and accrued expenses	586,418	713,422
Interest and credit facility fees payable	245,388	292,307
Due to manager	29,236	11,048
Total liabilities	$76,830,218	$94,972,628

STOCKHOLDERS' EQUITY
Common stock, par value $.0001 per share, 100,000,000 common shares
authorized, 8,291,384 and 8,291,384 common shares issued and outstanding, respectively	829	829
Capital in excess of par value	116,218,966	116,218,966
Accumulated undistributed net investment income	417,409	455,576
Accumulated undistributed net realized gain from investments and derivatives	1,012,448	1,299,858
Net unrealized depreciation on investments and derivatives	(20,203,004)	(20,106,189)
Total stockholders' equity	97,446,648	97,869,040

Total liabilities and stockholders' equity	$174,276,866	$192,841,668

NET ASSET VALUE PER SHARE	$11.75	$11.80

GSC Investment Corp.

Consolidated Statement of Operations

	For the three months ended May 31, 2008	For the three months ended May 31, 2007
	(unaudited)	(unaudited)
INVESTMENT INCOME
Interest from investments
Non-Control/Non-Affiliate investments	$4,459,124	$3,680,845
Control investments	635,386	-
Total interest income	5,094,510	3,680,845
Interest from cash and cash equivalents	66,689	21,051
Management fee income	522,739	383,562
Other income	31,423	16,603
Total investment income	5,715,361	4,102,061

EXPENSES
Interest and credit facility financing expenses	833,198	720,765
Base management fees	748,499	360,488
Professional fees	345,459	542,616
Administrator expenses	248,398	-
Incentive management fees	340,107	359,368
Insurance	167,486	118,041
Directors fees	66,609	96,090
General & administrative	65,037	45,692
Other expense	3,208	-
Cost of acquiring management contract	-	144,000
Organizational expense	-	22,868
Expenses before manager expense waver and reimbursement	2,818,001	2,409,928
Expense waver and reimbursement	(298,113)	(265,766)
Total expenses net of expense waver and reimbursement	2,519,888	2,144,162

NET INVESTMENT INCOME	3,195,473	1,957,899

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain/(loss) from investments	(287,410)	1,021,068
Net unrealized appreciation/(depreciation) on investments	(84,817)	750,801
Net unrealized depreciation on derivatives	(11,998)	(50,020)
Net gain/(loss) on investments	(384,225)	1,721,849

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$2,811,248	$3,679,748

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.34	$0.59

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING - BASIC AND DILUTED	8,291,384	6,218,763